EXHIBIT 99.1

Press Contact:
Scott Kozak
Investor Relations
303-967-1379
skozak@ciber.com

Kelly Butler
Media Relations
972-244-8082
kbutler@ciber.com

Ciber Announces Corporate Governance Enhancements

Modifies Bylaws to Adopt Majority Voting Standard for Uncontested Elections

Greenwood Village, Colo. - Jan. 26, 2016 - Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that the Ciber Board of Directors has amended the Company’s bylaws to adopt a majority voting standard for the election of directors in uncontested director elections.

“Today’s announcement demonstrates the Ciber Board of Directors’ proactive commitment to strengthening our corporate governance standards and promoting transparent communication with stockholders,” said Bobby Stevenson, Ciber Co-Founder and Chairman of the Board of Directors. “Our new policy is consistent with our commitment to enhancing value for all Ciber stockholders and follows several important measures that Ciber’s Board has implemented to better serve their interests."

The Company's new majority vote standard, which is effective immediately and applies to all future elections, requires each director nominee to receive a majority of the votes cast to be elected to the Board. Previously, under a plurality standard, candidates receiving the most votes were elected, regardless of whether those votes constituted a majority. Plurality voting will still apply in contested elections in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

The new majority voting standard builds on a series of measures that Ciber’s Board of Directors has implemented over the past two years to better serve the interests of stockholders, including:

•	Refreshed and enhanced Board composition with three new independent directors added in 2015 and one new independent director in 2014;

•	Terminated the Company's shareholder rights agreement;

•	Appointed Michael Boustridge, a technology executive with extensive expertise in the IT services industry, as president and chief executive officer; and

•	Expanded stockholder engagement as part of the Board's commitment to promote transparent communications and better serve stockholders’ interests.

About Ciber

Ciber is a global IT consulting company with some 6,500 employees in North America, Europe and Asia/Pacific, and is approaching $1 billion in annual business. Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.

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